EXHIBIT 99.1
NEWS RELEASE — for immediate release
Alexza Completes Enrollment in Phase 3 Clinical Trial
with AZ-004 (Staccato®Loxapine) for Acute Agitation
Initial Trial Results Expected in Q3 2008
Conference Call to be Held on Monday, June 9, 2008 at 5:15 p.m. Eastern Time
Mountain View, California — June 9, 2008 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has completed enrollment of its first Phase 3 clinical trial with AZ-004 (Staccato® loxapine). AZ-004 is an inhalation product candidate being developed for the treatment of acute agitation in patients with schizophrenia or bipolar disorder. Alexza believes the novel, non-invasive nature and rapid pharmacokinetic (PK) properties resulting from inhaled loxapine administration via the Staccato system have the potential to make AZ-004 a viable product to treat acute agitation. AZ-004 is being developed through Symphony Allegro, a product development partnership formed between Alexza and Symphony Capital, LLC in 2006.
“We initiated this first Phase 3 clinical trial of our lead program in late February, completed enrollment in less than four months, and project to have initial results in late September, which is six months ahead of our original schedule,” said James V. Cassella, PhD, Alexza Senior Vice President, Research and Development and chairman of the Symphony Allegro Development Board. “We are pleased at the pace this trial enrolled, and believe this indicates clinician enthusiasm for this novel drug candidate.”
“With the early completed enrollment of our first AZ-004 Phase 3 study, we are sharpening our focus and accelerating our AZ-004 pre-commercialization activities for manufacturing, quality systems, regulatory submissions, and potential sales and marketing,” said Thomas B. King, Alexza President and CEO. “We also remain on schedule to initiate our second AZ-004 Phase 3 study during the third quarter of this year.”
AZ-004 Phase 3 Clinical Trial Design
The first AZ-004 Phase 3 clinical trial enrolled 344 patients with schizophrenia at 24 U.S. clinical centers. The trial is an in-clinic, multi-center, randomized, double-blind, placebo-controlled study, testing AZ-004 at two dose levels, 5 and 10 mg. The trial protocol specified that patients were eligible to receive up to 3 doses of study drug in a 24-hour period, depending on their clinical status.
The primary endpoint for the study is the reduction in agitation as measured by the change from baseline in the PEC Score, measured at 2 hours after the first dose. The PEC Score is a commonly used endpoint in acute agitation studies and is the abbreviation for PANSS (Positive and Negative Symptom Scale) Excited Component Score. The trial protocol specified that various assessments of a patient’s agitation state be conducted at serial time points using standard agitation scales over the first 4-hour post-dose time period, with follow-up assessments at the end of the 24-hour study period. Side effects were recorded throughout the 24-hour period.
Alexza projects that the initial results will be reported before the end of September 2008. The second Phase 3 clinical trial is projected to begin in Q3 2008. The design of the second study will be similar to the first trial, except that the patient population will be bipolar disorder patients.
Conference Call Information
The Company will host an investor conference call to discuss today’s announcement on Monday, June 9, 2008 at 5:15 p.m. Eastern Time. A replay of the call will be available for two weeks following the event. The conference call, replay and webcast are open to all interested parties.
Domestic callers: 1-800-299-0148
International callers: 1-617-801-9711
Passcode: 11378886
Webcast information: http://www.alexza.com/investor_section/news_events.php
The replay of the conference call may be accessed via the Internet, at www.alexza.com, or via phone at 1-888-286-8010 for domestic callers or 1-617-801-6888 for international callers. The reference number to enter the replay of the call is 95055607.
About Acute Agitation
Acute agitation, characterized by unpleasant arousal, tension, irritability and hostility, is one of the most common and severe symptoms of many major psychiatric disorders, including schizophrenia and bipolar disorder. According to the National Institute of Mental Health (NIMH), schizophrenia afflicts about 6.0 million adults in the United States and bipolar disorder affects about 5.7 million American adults. Company-sponsored market research indicates that over 90% of these patients will experience agitation during their lifetime and that about 70% of those who experience agitation will have one to six episodes per year. Agitated patients are often treated in an emergency room setting, and are also treated as in-patients in psychiatric hospitals or psychiatric units in standard hospitals.
Market research indicates that physicians currently treat acute agitation with intramuscular (IM) injections, rapid-dissolve tablets or standard tablets. IM injections are invasive, can be disconcerting to patients as they often require the use of restraints, and can be dangerous to the medical personnel while they attempt to inject the patient. IM injections can also take up to 60 minutes to work. Oral tablets provide convenience of dosing but have a slower onset of action. Market research among physicians has identified speed of onset as an important factor that affects their choice of therapy for treating acute agitation. Published literature suggests that many patients with schizophrenia or bipolar disorder are able to make informed decisions regarding their treatment in an acute agitated state and would prefer a treatment option that is rapid-acting and noninvasive.

Alexza believes there is a significant unmet medical need for an alternative treatment option for acute agitation that will provide a faster onset of effect, that is non-invasive and safe for medical personnel to administer, and will facilitate trust between the patient and the treating clinician.
About AZ-004 (Staccato loxapine)
AZ-004 is the combination of Alexza’s proprietary Staccato system with loxapine, a drug belonging to the class of compounds known generally as atypical antipsychotics. The Staccato system technology used in AZ-004 is a hand-held, chemically-heated, single dose inhaler designed to generate and deliver excipient-free loxapine aerosol for deep lung delivery that results in IV-like pharmacokinetics. Alexza has now completed four clinical trials with AZ-004, this 344 patient Phase 3 study, a 50 subject Phase 1 study, a 129 patient Phase 2 study, and a 32 patient multiple-dose tolerability and PK study in schizophrenic patients.
The Company believes that the unique delivery of loxapine via the Staccato system will provide rapid onset of drug effect, as measured by a reduction in the signs and symptoms of acute agitation. In March 2007, Alexza announced positive initial results from a multi-center, randomized, double-blind, placebo-controlled Phase 2 clinical trial in 129 patients in an in-patient clinical setting. The 10 mg dose of AZ-004 met the primary endpoint of the clinical trial, which was a statistically significant reduction in the measure of agitation from baseline to the
2-hour post-dose time point, as compared to placebo. The 10 mg dose of AZ-004 also exhibited a rapid onset of effect, with a statistically significant improvement in the PEC scores at 20 minutes post-dose, as compared to placebo, and sustained effectiveness throughout the
24-hour study period, as compared to placebo.
About Symphony Allegro
In December 2006, Alexza entered into a collaboration with Symphony Capital LLC, a biotech-focused private equity firm. Under the terms of the agreement, Alexza and Symphony Capital established Symphony Allegro, Inc., which is providing funding to Alexza to accelerate clinical and other related development activities of Staccato loxapine (AZ-004 and AZ-104) and Staccato alprazolam (AZ-002). Alexza has granted a license to certain intellectual property rights for the selected product candidates. Through a purchase option, Alexza retains the exclusive right, but not the obligation, to acquire 100% of the equity of Symphony Allegro at specified prices during the term of the agreement. If Alexza chooses not to exercise the purchase option, Symphony Allegro retains the rights to the product candidates. The purchase option expires December 1, 2010.
About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is an emerging specialty pharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. The Company’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.
Alexza has six product candidates in clinical development. Alexza’s lead program, AZ-004 (Staccato loxapine) for the treatment of acute agitation in schizophrenic or bipolar disorder patients, is in Phase 3 testing. AZ-001 (Staccato prochlorperazine) for the acute treatment of migraine headaches has completed Phase 2 testing. AZ-104 (Staccato loxapine) for the acute treatment of migraine headaches and AZ-002 (Staccato alprazolam) for the acute treatment of panic attacks associated with panic disorder are in Phase 2 testing. Product candidates in Phase 1 testing are AZ-003 (Staccato fentanyl) for the treatment of breakthrough pain, which is partnered with Endo Pharmaceuticals in North America, and AZ-007 (Staccato zaleplon) for the treatment of insomnia. More information, including this and past press releases from Alexza is available online at www.alexza.com.
Safe Harbor Statement
This press release includes forward-looking statements regarding the potential timing of the announcement of results of the AZ-004 Phase 3 clinical trial, potential benefits of AZ-004, future development of the Company’s product candidates and safety of the Company’s products and technologies. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission including the risks under the headings: “Failure or delay in commencing or completing clinical trials for our product candidates could harm our business” and “If our product candidates do not meet safety and efficacy endpoints in clinical trials, they will not receive regulatory approval, and we will be unable to market them”. Forward-looking statements contained in this announcement are made as of this date and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Thomas B. King
President & CEO
650.944.7634
tking@alexza.com